SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C 20549

                                Schedule 13G
                              (Amendment No. 1)

                 Under the Securities Exchange Act of 1934


                             GetThere.com, Inc.
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                              (Name of Issuer)



                      Common Stock, $0.0001 par value
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                       (Title of Class of Securities)



                                 374266104
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                               (CUSIP number)

                             December 31, 1999
          (Date of Event which requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

[  ]     Rule 13d-1 (b)

[  ]     Rule 13d-1 (c)

[X]      Rule 13d -1 (d)
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The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.



                            Page 1 of 6 Pages

                            CUSIP NO. 37426610

1)   Name of Reporting Person                    American Express Company

     S.S or I.R.S. Identification No. of Above
     Person                                      13-4922250

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2)   Check the Appropriate box if a Member of a
     Group                                       (a)   Sole
                                                 (b)   Joint Filing

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3)   SEC Use Only

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4)   Citizenship or Place of Organization         New York

Number of Shares Beneficially Owned by Each Reporting Person With
   5)  Sole Voting Power                          4,831,545
                                                  ------------------------------
   6)  Shared Voting Power                        -0-
                                                  ------------------------------
   7)  Sole Dispositive Power                     4,831,545
                                                  ------------------------------
   8)  Shared Dispositive Power                   -0-
                                                  ------------------------------

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9)   Aggregate Amount Beneficially Owned by Each
     Reporting Person                             4,831,545

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10)  Check if the Aggregate Amount in Row (9)     [   ]
     Excludes Certain Shares

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11)  Percent of Class Represented by Amount in
     Row 9                                        14.7%

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12)Type of Reporting Person                       HC

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                               Page 2 of 6 Pages

1(a) Name of Issuer:                             GetThere.com, Inc.

1(b) Address of Issuer's Principal Executive
     Offices:                                    455 Sherman Avenue
                                                 Palo Alto, CA 94306

2(a) Name of Persons Filing:                     American Express Company


2(b) Address of Principal Business Office:       World Financial Center
                                                 American Express Tower
                                                 New York, New York 10285

2(c) Citizenship or Place of Organization:       See Item 4 of cover page

2(d) Title of Class of Securities:               Common Stock

2(e) CUSIP Number:                               374266104

3    Information if statement is filed
     pursuant to Rule 13d-1(b) or 13d-2(b):      Not applicable

4(a) Amount Beneficially Owned:                  See Item 9 of Cover Page

4(b) Percent of Class:                           See Item 11 of Cover Page

4(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote       See Item 5 of Cover Page
   (ii)  shared power to vote or to direct the vote     See Item 6 of Cover Page
   (iii) sole power to dispose or to direct the
         disposition                                    See Item 7 of Cover Page
   (iv)  shared power to dispose or to direct the
         disposition                                    See Item 8 of Cover Page



                                     Page 3 of 6 Pages

5   Ownership of Five Percent or Less of a Class         Not Applicable

6   Ownership of More than Five Percent on Behalf
    of Another Person                                    Not Applicable

7   Identification and Classification of the             See Exhibit 1
    Subsidiary which Acquired the Security
    Being Reported on By the Parent Holding Company

8   Identification and Classification of Members of
    the Group                                            Not Applicable

9   Notice of Dissolution of Group                       Not Applicable

10  Certification

    Not Applicable

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

    This Amendment corrects the statement filed February 11, 2000.

Dated: February 14,  2000                AMERICAN EXPRESS COMPANY


                                         By:     /s/ Stephen P. Norman
                                                -----------------------------
                                         Name:   Stephen P. Norman
                                         Title:  Secretary




                                  Page 4 of 6 Pages

                               Exhibit Index

Exhibit 1 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.





                             Page 5 of 6 Pages